Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No.’s 333-57513, 333-71415, 333-87599, 333-88976, 333-88980 and 333-88982) of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan of our report dated June 3, 2005, relating to the financial statement, which appears in this Form 11-K.

/s/ BDO Seidman, LLP

Seattle, Washington

June 27, 2006